Exhibit 99.1

iPass Inc.

Consolidated Financial Statements
Years Ended December 31, 2018 and 2017

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

iPass Inc.

Consolidated Financial Statements

Years Ended December 31, 2018 and 2017

iPass Inc.

Contents

Independent Auditors' Report	3 - 4

Consolidated Financial Statements

Consolidated Balance Sheets	6

Consolidated Statements of Operations and Comprehensive Loss	7

Consolidated Statements of Stockholders’ Equity (Deficit)	8

Consolidated Statements of Cash Flows	9

Notes to Consolidated Financial Statements	10 - 33

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Tel: 408-278-0220 Fax: 415-278-0230 www.bdo.com	300 Park Avenue Suite 900 San Jose, CA 95110

Independent Auditor’s Report

Board of Directors

iPass Inc.

Redwood Shores, CA

We have audited the accompanying consolidated financial statements of iPass Inc., which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iPass Inc. as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

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Change in Accounting Principle

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has changed its accounting method for recognizing revenue from contracts with customers in fiscal year 2018 due to the adoption of Topic 606: Revenue from Contracts with Customers.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

The 2017 consolidated financial statements of iPass Inc. were audited by other auditors, whose report dated March 8, 2018 expressed an unmodified opinion with an emphasis of matter regarding going concern on those statements.

/s/ BDO USA, LLP

March 15, 2019

4

Financial Statements

5

iPass Inc.

Consolidated Balance Sheets

(in thousands except share data information)

December 31,	2018	2017

Assets
Current assets
Cash and cash equivalents	$2,329	$5,159
Accounts receivable, net of allowance for doubtful accounts of $60 and $151	5,340	8,717
Prepaid expenses	1,147	1,641
Other current assets	398	712
Total current assets	9,214	16,229
Property and equipment, net	947	1,334
Other assets	1,012	840
Total assets	$11,173	$18,403

Liabilities and stockholders' equity (deficit)

Current liabilities
Current maturities of debt	$333	$-
Accounts payable	8,980	9,044
Accrued liabilities	3,885	3,734
Deferred revenue, short-term	3,960	3,723
Total current liabilities	17,158	16,501
Debt, long-term	7,002	-
Deferred revenue, long-term	13	102
Other long-term liabilities	719	1,009
Total liabilities	$24,892	$17,612

Commitments and contingencies (Note 10)

Stockholders’ equity (deficit):
Common stock, $0.001 par value (25,000,000 shares authorized; 8,431,625 and 6,925,028 shares issued and outstanding)	82	71
Additional paid-in capital	232,449	226,490
Accumulated deficit	(246,250)	(225,770)
Total stockholders’ equity (deficit)	$(13,719)	$791
Total liabilities and stockholders’ equity (deficit)	11,173	18,403

See accompanying notes to consolidated financial statements.

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iPass Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

For the Year Ended December 31,	2018	2017

Revenues	$39,717	$54,401

Cost of revenues and operating expenses
Network access costs	25,319	38,548
Network operations	5,324	6,235
Research and development	7,640	7,953
Sales and marketing	9,917	10,245
General and administrative	11,087	11,482
Total cost of revenues and operating expenses	59,287	74,463
Operating loss	(19,570)	(20,062)
Interest income (expense), net	(1,166)	67
Foreign exchange losses	(3)	(378)
Other income, net	278	12
Loss from operations before income taxes	(20,461)	(20,361)
Provision for income taxes	193	194
Net loss	$(20,654)	$(20,555)
Comprehensive loss	$(20,654)	$(20,555)

See accompanying notes to consolidated financial statements.

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iPass Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

(in thousands)

	Common Stock		Additional Paid-In	Accumulated Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity (Deficit)
Balances, December 31, 2016	6,578	$68	$223,777	$-	$(205,215)	$18,630
Exercise of stock options - common stock issued	18	-	181	-	-	181
Restricted stock granted	5	-	-	-	-	-
Employee stock purchase plan - common stock issued	14	-	115	-	-	115
Repurchased common stock	311	3	1,063	-	-	1,066
Stock-based compensation	-	-	1,354	-	-	1
Net loss	-	-	-	-	(20,555)	(20,555)
Balances, December 31, 2017	6,925	71	226,490	-	(225,770)	791
Adoption of new accounting standard ASC 606	-	-	-	-	174	174
Restricted stock granted	474	-	-	-	-	-
Employee stock purchase plan - common stock issued	10	-	23	-	-	23
Proceeds from common stock purchase agreement, net of issuance costs of $36	1,023	11	3,824	-	-	3,835
Stock-based compensation	-	-	1,269	-	-	1,269
Warrants for common stock	-	-	843	-	-	843
Net loss	-	-	-	-	(20,654)	(20,654)
Balances, December 31, 2018	8,432	$82	$232,449	$-	$(246,250)	$(13,719)

See accompanying notes to consolidated financial statements.

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iPass Inc.

Consolidated Statements of Cash Flows

(in thousands)

For the Year Ended December 31,	2018	2017

Cash flows from operating activities:
Net loss	$(20,654)	$(20,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,269	1,354
Depreciation and amortization	658	1,591
Provision for doubtful accounts	57	210
Amortization of debt discount	491	-
Derivative fair value adjustment	(278)	-
Changes in operating assets and liabilities:
Accounts receivable	3,320	3,434
Prepaid expenses and other current assets	963	(784)
Other assets	(55)	(152)
Accounts payable	(64)	2,348
Accrued liabilities	151	(224)
Deferred revenue	69	1,346
Other liabilities	(697)	(114)
Net cash used in operating activities	(14,770)	(11,546)
Cash flows from investing activities:
Purchases of property and equipment	(290)	(813)
Net cash used in investing activities	(290)	(813)
Cash flows from financing activities:
Proceeds from debt financing	10,000	-
Issuance cost of debt financing	(1,628)	-
Proceeds from common stock purchase agreement	3,871	1,204
Issuance cost of common stock purchase agreement	(36)	(54)
Net proceeds from issuance of common stock	23	296
Net cash provided by financing activities	12,230	1,446
Net decrease in cash and cash equivalents	(2,830)	(10,913)
Cash and cash equivalents at beginning of year	5,159	16,072
Cash and cash equivalents at end of year	$2,329	$5,159

Supplemental Disclosures of Cash Flow Information:
Net cash paid for taxes	$140	$235
Net cash paid for interest	$729	$84
Supplemental Non-cash Disclosure:
Fair value of warrants issued in connection with debt financing	$843	$-
Fair value of derivative liability in connection with debt financing	$407	$-

See accompanying notes to consolidated financial statements.

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iPass Inc.

Notes to Financial Statements

1.	Basis of Presentation

Basis of Presentation

The consolidated financial statements include the accounts of iPass Inc. and its wholly-owned subsidiaries (together the “Company”). The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany transactions and accounts have been eliminated.

The Company reports comprehensive loss in a single continuous financial statement within the Consolidated Statements of Operations and Comprehensive Loss. The Company’s comprehensive loss is equivalent to its net loss because the Company does not have any transactions that are recorded through other comprehensive loss.

Reverse Stock Split

On August 21, 2018, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of iPass Inc. to effect a one-for-ten reverse stock split of its outstanding common stock, effective as of August 23, 2018. A series of alternate amendments to effect a reverse stock split were approved by the Company’s stockholders at its Annual Meeting of Stockholders held on June 13, 2018, and the specific one-for-ten ratio was subsequently approved by the board of directors on August 16, 2018. All share and per-share data in our consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this reverse stock split.

Going Concern

The Company has historically relied on existing cash and cash equivalents, sales of equity, and debt financing for its liquidity needs. As of December 31, 2018, the Company had $2.3 million in cash and cash equivalents.

In November 2017, the Company entered into a Common Stock Purchase Agreement ("CSPA") with Aspire Capital Fund, LLC, ("Aspire Capital"). The agreement allowed the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the agreement on November 16, 2017, Aspire Capital purchased from the Company 186,769 shares of common stock for a total purchase price of $1.0 million. In addition, the Company issued 84,046 commitment shares to Aspire Capital. Beyond the initial purchase, the Company, at its discretion, had the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. The Company and Aspire Capital could mutually agree to increase the daily maximum in any given business day. However, the total number of shares issued to Aspire Capital could not exceed 1,334,175, which represented 19.99% of the Company's total outstanding shares of common stock at the signing of the CSPA. On June 8, 2018, the Company issued 503,359 shares to Aspire Capital, bringing the cumulative total issued to 1,334,175 shares for a gross amount of $5.1 million. The Company cannot currently sell any additional shares under the current agreement.

In June 2018, the Company executed a credit agreement with Fortress Credit Corp ("Fortress") to borrow $10.0 million with an option to borrow up to an additional $10.0 million, subject to the discretion of Fortress. See Note 7 for further details and Note 14 for details regarding the payoff of the credit agreement.

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iPass Inc.

Notes to Financial Statements

The accompanying consolidated financial statements were prepared on a going concern basis in accordance with GAAP. The going concern basis assumes that the Company will continue operations for the next twelve months from the date the consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company's history of losses, limited liquidity, declining sales, and other factors raise substantial doubt about the Company's ability to continue as a going concern. The Company requires additional financing, through either debt or equity arrangements. Equity and debt financing, however, might not be available or, if available, might not be available on terms satisfactory to the Company. If the Company raises additional funds through equity financing, stockholders will experience dilution. Debt financing, if available, may involve covenants restricting operations or the Company's ability to incur additional debt. If the Company is unable to execute its business plan or obtain adequate financing and satisfactory financing terms, its ability to continue to support business growth and to respond to business challenges would be significantly limited as the Company will have to delay, reduce the scope of or eliminate some or all of its initiatives, or reduce expenses which would harm operating results. The consolidated financial statements do not include any adjustments to reflect the possible future effects that may result from the Company's inability to continue as a going concern.

On November 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pareteum Corporation (“Pareteum”) and TBR, Inc. (a wholly-owned subsidiary of Pareteum). Pursuant to the Merger Agreement, Pareteum commenced an exchange offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “iPass Shares”) for 1.17 shares of Pareteum common stock, par value $0.00001, per iPass Share, together with cash in lieu of any fractional shares of Pareteum common stock, without interest and less any applicable withholding taxes (the “Transaction Consideration”), upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange dated December 4, 2018 (together with any amendments and supplements thereto, the “Offer to Exchange”), and the related Letter of Transmittal.

On February 12, 2019, pursuant to the terms and conditions of the Merger Agreement, Pareteum completed its acquisition of the Company with the Company surviving as a wholly-owned subsidiary of Pareteum (the “Merger”).

The aggregate consideration to be paid to stockholders of the Company by Pareteum to acquire the Company is approximately 9,867,237 shares of Pareteum common stock.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The Company is currently assessing the timing and impact of adopting the updated provisions to its consolidated financial statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), and several amendments thereafter. ASU 2016-02 impacts any entity that enters a lease with some specified scope exceptions. The guidance updates and supersedes Topic 840, Leases. For public entities, ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. For private entities, ASU 2016-02 is effective for fiscal years beginning after December 15, 2019. For leases longer than twelve months, the Company may be required to recognize a right-of-use ("ROU") asset and a lease liability. Effective January 1, 2019, the Company has adopted the standard under the modified retrospective approach. Upon adoption, the Company elected:

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iPass Inc.

Notes to Financial Statements

•      The practical expedients which allows for not reassessing 1) whether existing contracts contain leases, 2) the lease classification for existing leases, and 3) whether existing initial direct costs meet the new definition.

•      The practical expedient in ASC Subtopic 842-10 to not separate non-lease components from lease components and instead account for each separate lease component and non-lease components associated with that lease component as a single lease component by class of the underlying asset.

•      Not to recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

The Company is finalizing its implementation related to policies, processes and internal controls to comply with the guidance. The Company estimates that the ROU assets and lease liabilities for the lease portfolio as of December 31, 2018 to be recorded on its consolidated balance sheet, as of December 31, 2018 to be within the range of $2.3 million to $2.6 million, primarily relating to real estate leases. No material impact is expected to its consolidated statements of operations or its consolidated statement of cash flows. Additionally, the adoption of the standard had no impact on the Company’s debt-covenant compliance under its current agreements.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("Topic 606"). Topic 606 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations.

On January 1, 2018, the Company adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC Topic 605.

The Company recorded a net decrease to opening accumulated deficit of $0.2 million as of January 1, 2018, due to the cumulative impact of adopting Topic 606. The impact primarily related to the capitalization of costs to obtain customer contracts of $0.3 million, specifically commissions, offset by $0.1 million from the deferral of revenue from certain arrangements. There was no impact to other items on the consolidated balance sheets. The adoption of Topic 606 had a less than $0.1 million impact on the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2018 and to each of the line items therein.

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iPass Inc.

Notes to Financial Statements

The costs associated with obtaining a customer contract were previously expensed in the period they were incurred. Under Topic 606, these payments have been deferred on our consolidated balance sheets as other current assets and other assets and amortized over the expected life of the customer contract.

Previously, the revenue from certain arrangements was recognized on a straight-line basis on an estimated period of time it was expected end users would activate the service to begin their twelve month trial period. Under Topic 606, the Company will recognize revenue in proportion to end user activation of the twelve month trial period based on expected or historical experience.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance is intended to align the accounting for such payments to nonemployees with the existing requirements for share-based payments granted to employees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018 but may be early adopted. The Company chose to early adopt this standard during its second quarter of 2018 and notes no material impact on the Company's consolidated financial statements.

2.	Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to revenue, the valuation of accounts receivables, other long-lived assets, stock-based compensation, legal contingencies, deferred revenue, network access costs, income taxes, sales tax liabilities, derivative liabilities, and warrants. These estimates and assumptions are based on management’s best estimates and judgment. Actual results could differ materially from the estimates made by management with respect to these and other items.

Foreign Currency Accounting

The U.S. dollar is the functional currency for the Company and all of its subsidiaries; therefore, the Company does not have a translation adjustment recorded through accumulated other comprehensive loss. While the Company’s revenue contracts are denominated in U.S. dollars, the Company has foreign operations that incur expenses in various foreign currencies and does purchase some network access costs in currencies other than the U.S. dollar. Monetary assets and liabilities are remeasured using the current exchange rate at the balance sheet date. Non-monetary assets and liabilities and capital accounts are remeasured using historical exchange rates. Foreign currency exchange gains and losses are presented separately in the Consolidated Statements of Operations and Comprehensive Loss.

Cash Equivalents

The Company considers all highly-liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of investments in institutional money market funds.

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iPass Inc.

Notes to Financial Statements

Concentrations of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are held by two financial institutions. The Company is exposed to risk in the event of default by these financial institutions or the issuers of these securities to the extent the balances are in excess of amounts that are insured by the FDIC.

The Company’s receivables are derived from revenue earned from customers located primarily in the United States and Europe, the Middle East, and Africa (“EMEA”). The Company provides credit to its customers in the normal course of business and requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based on its assessment of the collectability of accounts receivable. The allowance for doubtful accounts is based on customer-specific identification, which encompasses various factors, including: the Company’s review of credit profiles of its customers, age of the accounts receivable balances, contractual terms and conditions, current economic conditions that may affect a customer’s ability to pay and historical payment experience. As of December 31, 2018, accounts receivables from customers in the EMEA region and in the United States represented 50% and 44% of total accounts receivable, respectively.

As of December 31, 2018, one customer, Pareteum, represented approximately 17% of total receivables. As of December 31, 2017, two customers each represented approximately 10% of total receivables.

For the year ended December 31, 2018, two suppliers represented 29% and 13% of total network access costs, respectively. For the year ended December 31, 2017, two suppliers represented 37% and 10% of total network access costs, respectively.

Property and Equipment, net

Property and equipment, net are stated at cost, less accumulated depreciation or amortization. Depreciation of property and equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the respective assets as follows:

•	Equipment: 3 to 5 years
•	Furniture and fixtures: 5 years
•	Computer software: 3 to 5 years
•	Leasehold improvements: the shorter of the useful life of the leasehold improvements or the term of the underlying lease

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to the Consolidated Statements of Operations and Comprehensive Loss. Expenditures for maintenance and repairs are charged to expense as incurred.

Construction in progress is related to the construction or development of property and equipment that has not yet been placed in service. Depreciation for equipment and computer software begins once it is placed in service and depreciation for leasehold improvements commences once they are ready for intended use.

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iPass Inc.

Notes to Financial Statements

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, along with net operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. The Company records net deferred tax assets to the extent management believe these assets would more likely than not be realized. In making such determination, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event management determines that the Company would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Actual results could differ materially from these estimates and could significantly affect the effective tax rate and cash flows in future years.

The Company recognizes estimated interest and penalties relating to income tax uncertainties as a component of the provision for income taxes.

Stock-Based Compensation

Stock-based compensation expense is estimated at the grant date based on the award’s fair value and is recognized as expense over the award’s requisite service period. Awards that vest based on service criteria are expensed on a straight-line basis. Awards having accelerated vesting based on achieving certain performance criteria are expensed on graded vesting basis over the vesting period, after assessing the probability of achieving the requisite performance criteria. The Company’s stock-based payment awards to employees and directors include stock options, restricted stock units and awards, and employee purchase rights granted in connection with the Employee Stock Purchase Plan. Certain restricted stock awards have performance-based goals based on the achievement of various targeted quarterly metrics, any of which require an assessment of the probability and timing of vesting. The Company estimates the fair value of stock options and employee purchase rights on the date of grant using the Black-Scholes option-pricing model that requires the use of assumptions such as expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The expected stock price volatility is based on historical volatility and the expected term is based on the historical average expected term. Because stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The expected forfeiture rate is based upon the historical experience of employee turnover and certain other factors. To the extent the actual forfeiture rate is different from the expected rate, stock-based compensation expense is adjusted accordingly.

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iPass Inc.

Notes to Financial Statements

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The majority of the Company’s revenue is derived from monthly recurring arrangements that provide the Company’s customers access to the Company’s Wi-Fi network footprint. Other sources of revenue include professional services, iPass Network Intelligence big data analytics, software license and support. The Company applies the following five steps to recognize revenue:

1.   Identify the contract with a customer: The terms and conditions of the Company’s contracts are considered to identify contracts under Topic 606. The Company identifies a contract with a customer once the contract is approved, details each party’s rights regarding the services to be transferred, specifies the payment terms for the services, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. Typically, the terms of contracts with customers is twelve months. Payment terms less than 90 days are not considered a significant financing component.

2.   Identify the performance obligations in the contract: Performance obligations in contracts are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The most significant performance obligations identified by the Company consist of 1) access to the Company’s Wi-Fi network footprint via the iPass SmartConnectTM application (which forms a monthly series of performance obligations together with technical support and unspecified upgrades), 2) professional services, 3) iPass Network Intelligence big data analytics 4) software licenses and 5) support. As the Company’s product offerings continue to evolve, the Company could identify further performance obligations based on the terms of the contract.

3.   Determine the transaction price: The transaction price is based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company concludes that because fees are consistently priced throughout the contract on a monthly basis, there is no need to allocate potential variable consideration. None of the Company’s contracts contain a significant financing component. In certain situations the transaction price is constrained to avoid the risk of a potential material revenue reversal.

4.   Allocate the transaction price to performance obligations in the contract: If the contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”).

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iPass Inc.

Notes to Financial Statements

5.   Recognize revenue when the performance obligation is satisfied: Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised services to a customer. The Company recognizes revenue when the Company transfers control of the services to the customers for an amount that reflects the consideration that the Company expects to receive in exchange for those services. Typically, access to the Company’s Wi-Fi network footprint and the Company providing support services is recognized over time, such as over a month or quarter, and at a point in time for when professional services, iPass Network Intelligence big data analytics, or software license obligations are satisfied.

For the twelve months ended December 31, 2018 and 2017, the Company recognized $3.7 million and $2.5 million from amounts included in the deferred revenue beginning balance, respectively.

Costs to Obtain a Customer Contract

The Company capitalizes sales commissions that are incremental to the acquisition of contracts with customers. These costs are recorded as other current assets and other assets on our consolidated balance sheets. The Company determines whether costs should be deferred based on sales compensation plans and agreements when the costs are in fact incremental and would not have occurred absent the customer contract. The deferred commission amounts are deemed recoverable through future revenue streams and positive margins. Deferred commissions are amortized on a straight-line basis over the expected customer contract life and included in sales and marketing expense in the consolidated statements of operations and comprehensive loss. As of December 31, 2018, the estimated customer contract life is deemed to approximate three years.

The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred sales commissions. There were no material impairment losses for deferred sales commissions through December 31, 2018.

Network Access Costs

Network access costs represent the amounts paid to network access providers for the usage of their networks. The Company has minimum purchase commitments with some network service providers for access that it expects to utilize during the term of the contracts. Costs of minimum purchase contracts are recognized as network access costs at the greater of the minimum commitment or actual usage.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2018 and 2017 were approximately $26,000 and $18,000, respectively.

Internal Use Software Development Costs

The Company follows the guidance set forth in ASC 350-40, Internal Use Software, (“ASC 350-40”), in accounting for the development of its application service and other internal use applications. ASC 350-40 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. The Company did not capitalize any internally developed software in 2018.

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iPass Inc.

Notes to Financial Statements

Depreciation and amortization expenses related to the Company’s internally developed software was approximately $0.1 million and $0.8 million in 2018 and 2017, respectively. Management evaluates the useful lives of the Company’s assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to long lived assets during the years ended December 31, 2018, and 2017.

3.	Financial Instruments and Fair Value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction in the principal or most advantageous market between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The three levels of inputs that may be used to measure fair value are as follows:

•      Level 1—Quoted prices in active markets for identical assets or liabilities;

•      Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•      Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value measurements of these financial assets (excluding cash) and liabilities and the related hierarchy level for the fair value measurement at December 31, 2018 and December 31, 2017 are as follows:

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial Assets
Money market funds(1)	$2,175	$-	$-	$2,175
Total Financial Assets	$2,175	$-	$-	$2,175

	Level 1	Level 2	Level 3	Total
Financial Liabilities
Derivative liability(2)	$-	$-	$407	$407
Total Financial Liabilities	$-	$-	$407	$407

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iPass Inc.

Notes to Financial Statements

	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
Financial Assets
Money market funds(1)	$4,175	$-	$-	$4,175
Total Financial Assets	$4,175	$-	$-	$4,175

	Level 1	Level 2	Level 3	Total
Financial Liabilities
Derivative liability(2)	$-	$-	$-	$-
Total Financial Liabilities	$-	$-	$-	$-

(1)  Held in cash and cash equivalents on the Company’s consolidated balance sheets.

(2)  Recorded in other long-term liabilities on the Company’s consolidated balance sheets. See Note 7.

There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2018 and 2017. As of December 31, 2018 and December 31, 2017, the carrying amounts of accounts receivable, accounts payable, and accrued liabilities approximated fair value due to their short maturities.

Derivative
Liability

Balance at December 31, 2017	$-
Initial fair value of derivative liability at June 14, 2018	685
Change in fair value at December 31, 2018	(278)

Balance at December 31, 2018	$407

4.	Property and Equipment, net

Property and equipment, net, consisted of the following (in thousands):

As of December 31,	2018	2017
Equipment	$10,983	$10,698
Furniture and fixtures	246	246
Computer software	10,727	10,723
Construction in progress	-	36
Leasehold improvements	483	483
	22,439	22,186
Less: accumulated depreciation and amortization	(21,492)	(20,852)
Property and equipment, net	$947	$1,334

Depreciation expense for operations was approximately $0.7 million and $1.6 million for the years ended December 31, 2018 and 2017, respectively.

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iPass Inc.

Notes to Financial Statements

The Company retired less than $0.1 million and $0.4 million of gross property and equipment during the years ended December 31, 2018 and 2017, respectively, and did not incur a material gain or loss on disposal.

5.	Other Assets

Other assets (non-current) consisted of the following (in thousands):

As of December 31,	2018	2017
Deposits	$486	$503
Long-term deferred tax asset, net	183	209
Long-term tax receivable	128	128
Deferred commissions, long term	102	-
Other non-current assets	113	-
Total Other Assets	$1,012	$840

6.	Accrued Liabilities and Other Long-term Liabilities

Accrued liabilities consisted of the following (in thousands):

As of December 31,	2018	2017
Accrued tax liabilities	$821	$886
Accrued bonus, commissions and other employee benefits	429	522
Amounts due to customers	853	962
Legal fee accruals	422	492
Other accrued liabilities	1,360	872
Total Accrued Liabilities	$3,885	$3,734

Other long-term liabilities consisted of the following (in thousands):

As of December 31,	2018	2017
Other long-term liabilities	$312	$1,009
Derivative liability	407	-
Total Long-term Liabilities	$719	$1,009

7.	Debt

On June 14, 2018, the Company entered into a loan and security agreement and related transaction documents (together forming the “Credit Agreement”) with Fortress for an initial term loan of $10.0 million. From June 14, 2018 through September 14, 2019, the Company may request an additional draw down in $1.0 million increments not to exceed $10.0 million in total (the “Delayed Draw Term Loan”). Each Delayed Draw Term Loan is made at Fortress’s sole discretion.

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iPass Inc.

Notes to Financial Statements

The Credit Agreement bears an annual interest at a stated rate of 11.0% plus the greater of the following i) LIBO Rate or ii) 1.0%, with an effective interest rate of 38.0% after factoring in the issuance costs, debt discount from end of term fee, warrants, and embedded derivative liability. If the non-cash expenses associated with the warrants and the derivative liability are excluded, the adjusted effective interest rate is 22.0%. Payments are due at the beginning of each month and the first 18 payments are interest-only. The Company may elect that up to 5.5% of interest to be paid in-kind by capitalizing and adding such interest to the unpaid principal amount. Starting in December 2019, the Company shall make thirty monthly principal payments, plus any accrued and unpaid interest, to fully payoff the Credit Agreement. At the end of the term the Company will pay a fee equal to 5.0% of the principal amount.

The Company may prepay the Credit Agreement in whole or in part but any prepayment made before the first anniversary of the Credit Agreement is subject to a 5.0% fee of the principal balance being prepaid. Prepayments made between the first and second anniversary of the Credit Agreement are subject to a 2.0% fee, and prepayments made between the second and third anniversary are subject to a 1.0% fee.

The Company’s obligations under the Credit Agreement are secured by a first-priority security interest in all of the assets of the Company, including the Company’s intellectual property assets (“IP”). The Credit Agreement calls for the creation of a special-purpose entity (“SPE”) to hold the Company’s IP. The Company owns 99.8% of the entity and Fortress owns the remaining 0.2%. The Company holds voting control and manages the day-to-day activities of the SPE with Fortress granted certain protective rights to provide it assurance over the collateral and Fortress’s interest. The transfer of IP to the SPE has no material impact on the Company or its operations as it can continue to license and engage in revenue generating activities. The Company considered the guidance under ASC 810, Consolidation, and concludes the SPE is a variable interest entity (“VIE”). Because the Company has power over the VIE and its activities and has the economic risk and rewards related to the VIE, the Company is considered to be the primary beneficiary of the VIE, and it is consolidated within the Company’s financial statements. Because the book value of the IP is zero, there is no accounting impact and any potential non-controlling interest is considered immaterial.

The Credit Agreement contains certain events of default that, if triggered, grants Fortress the unilateral right to manage any potential disposition of the IP owned by the SPE. All of the proceeds are allocated to Fortress until the outstanding loan principal is fully covered and then the remaining proceeds are allocated between Fortress and the Company based on terms stipulated in the Credit Agreement. Until such event of default happens, control over the operations of the SPE remains with the Company. At the time of potential default, the VIE conclusion would be reconsidered and could change from the Company being the primary beneficiary.

The Credit Agreement contains customary representations, warranties and indemnification provisions. The Credit Agreement also contains affirmative and negative covenants with respect to operations of the business and properties of the Company as well as financial performance, including requirements to maintain a minimum of $1.5 million of unrestricted cash; limits on network access cost, operating expenses and gross revenue levels on a trailing four-quarter basis to be within a stated percentage of budgeted amounts; changes in senior management not otherwise approved by Fortress; limits on undisputed trade payables to 90 days or less; prohibitions on incurring additional indebtedness or making guarantees, making investments, loans and acquisitions; prohibitions on consolidating or merging, altering the business of the Company; requirements for a December 31, 2018 audit report without a going concern emphasis of a matter paragraph; and prohibitions on paying dividends or making distributions. The Credit Agreement further provides customary events of default and cure periods for certain specified events of default, and in the event of uncured default, the acceleration of the maturity date, an increase in the applicable interest rate with respect to amounts outstanding, and an additional fee based on the outstanding principal balance.

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Notes to Financial Statements

As of December 31, 2018, the Company was in compliance with all required covenants and representations. In the subsequent period, the Company obtained an event of default waiver from Fortress related to the acquisition of the Company by Pareteum. After acquiring the Company, Pareteum paid off the loan in full. See Note 14 for further details.

The Company analyzed Fortress’s option to require full repayment and charge an additional fee based on the outstanding principal balance and concludes this to be a put option that is an embedded derivative under ASC 815, Derivatives and Hedging. This embedded derivative should be bifurcated and measured at fair value at each reporting period. The Company determined the fair value of the embedded derivative by using the weighted average of the probability of the event of default. At December 31, 2018, the probabilities used ranged from 5% to 15% based on the best information available at the time, and the fair value was deemed to be $0.4 million, a decrease of $0.3 million from the initial assessment. The change in fair value of the derivative was recorded in other income, net in the consolidated statements of operations and comprehensive loss.

The Company incurred transaction costs of $1.6 million which included fees from the Company’s general counsel, financial advisers, a 3.0% structuring fee paid to Fortress, and the reimbursement to Fortress of certain expenses related to the execution of the Credit Agreement.

Concurrently with the execution of the Credit Agreement, the Company issued to entities related to Fortress 278,493 common stock warrants at a per share exercise price of $3.022 with a seven year life (after adjusted for the reverse stock split effected on August 23, 2018). The Company considered the guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, and concluded the warrants should be classified as equity. Factors that support this conclusion include the ability to settle in a fixed number of unregistered shares and cashless exercise. The fair value of $0.8 million was calculated using the Black-Scholes model.

A reconciliation of the proceeds from the Credit Agreement to its carrying value is as follows (in thousands):

Principal	$10,000
End of term fee	500
Total debt	10,500
Debt discount	(3,165)
Debt, short-term	333
Debt, long-term	$7,002

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iPass Inc.

Notes to Financial Statements

The debt discount is presented net of amortization and includes the following (in thousands):

Issuance costs	$1,628
Debt discount from end of term fee	500
Warrants - equity	843
Derivative - liability	685
Debt discount	3,656
Accumulated amortization	(491)
Debt discount, net of amortization	$3,165

The debt discount is amortized to interest expense over the life of the loan using the effective interest method. Amortization during the year ended December 31, 2018 was approximately $0.5 million.

The expected timing of principal payments are as follows as of December 31, 2018 (in thousands):

Year Ended December 31,
2019	$333
2020	4,000
2021	4,000
2022	2,167
Future principal payments	$10,500

8.	Income Taxes

The provision for income taxes is based on continuing operation’s income (loss) for 2018 and 2017 before taxes as follows (in thousands):

Years Ended December 31,	2018	2017
U.S source loss	$(21,285)	$(21,336)
Foreign source income	824	975
Loss before income taxes	$(20,461)	$(20,361)

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iPass Inc.

Notes to Financial Statements

The provision for income taxes consisted of the following (in thousands):

Years Ended December 31,	2018	2017
Current:
U.S. Federal	$-	$(238)
State	6	7
Foreign	162	426
Total current expense	168	195
Deferred:
U.S. Federal	-	-
State	-	-
Foreign	25	(1)
Total deferred expense	25	(1)
Provision for income taxes	$193	$194

Income tax expense was recorded for the years ended December 31, 2018 and 2017, of approximately $0.2 million each. The income tax expense recorded in the years ended December 31, 2018 and 2017, primarily relate to foreign taxes on expected profits in the foreign jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss and tax credit carry forwards. As of December 31, 2018 and 2017, the Company provided a full valuation allowance on its net deferred tax assets in the United States, United Kingdom, Israel, Singapore, Australia and Japan. The components of deferred tax assets (liabilities) consisted of the following (in thousands):

Years Ended December 31,	2018	2017
Deferred tax assets:
Net operating loss carry forwards	$21,797	$25,309
Reserves and accruals	1,377	1,392
Research and other tax credits	7,336	7,099
Share based compensation	1,815	1,687
Property and equipment	1,257	1,336
Total deferred tax assets	33,582	36,823
Valuation Allowance	(33,399)	(36,177)
Net deferred tax assets	183	646
Deferred tax liabilities:
Property and equipment	-	(437)
Total net deferred tax assets	$183	$209

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iPass Inc.

Notes to Financial Statements

The provision for income taxes for operations differed from the amounts computed by applying the U.S. federal income tax rate to pretax loss before income taxes as a result of the following:

Year Ended December 31,	2018	2017
Federal statutory rate	(21)%	(35)%
State taxes, net of federal benefit	(2)	(1)
Amortization of stock-based compensation	1	1
Research and development benefit	(2)	(2)
Deemed repatriated foreign earnings	1	1
Tax Cuts and Jobs Act of 2017	-	4
Rate differential impact on Tax Cuts and Jobs Act	-	74
Valuation allowance	24	(41)
Provision for income taxes	1%	1%

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97) was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. As a result of the reduction in the corporate income tax rate, the Company will need to revalue its deferred tax assets at December 31, 2017. The Company measured a reduction in the value of the gross deferred tax assets of approximately $15.0 million, which was fully offset by the change in valuation allowance of $15.0 million.

Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Cuts and Jobs Act, the Company made reasonable estimates of the effects and recorded provisional amounts in the consolidated financial statements as of December 31, 2017. As the Company collected and prepared necessary data, and interpreted the additional guidance issued by the U.S. Treasury Department, the IRS, and other standard setting bodies, the Company made adjustments, over the course of the year, to the provisional amounts including refinements to deferred taxes. The accounting for the tax effects of the Tax Cuts and Jobs Acts has been completed as of December 31, 2018.

As of December 31, 2018, the Company had gross cumulative net operating loss carry forwards for federal and state tax reporting purposes of approximately $89.2 million and $54.1 million, which expire in various periods between 2019 and 2038. Utilization of the net operating loss and tax credit carryforwards are subject to annual limitations due to certain ownership change rules provided by the Internal Revenue Service Code of 1986, as amended and similar state provisions. Also included in the valuation allowance as of December 31, 2018 is approximately $8.4 million gross, related to net operating loss carry forwards in Israel.

As of December 31, 2018, the Company also has research and development tax credit carry forwards of approximately $3.4 million and $5.0 million for federal and state income tax purposes, respectively. If not utilized, the federal carry forwards will expire in various amounts through 2038. The state credit can be carried forward indefinitely.

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iPass Inc.

Notes to Financial Statements

The following table presents a reconciliation of the beginning and ending amounts of unrecognized tax benefits (in thousands):

Balance at December 31, 2016	$6,208
Increases for positions taken in prior years	-
Increases for positions related to the current year	170
Decreases for positions taken in prior years	(608)
Decreases for statutes lapsing	(23)
FX impact	18
Balance at December 31, 2017	5,765
Increases for positions taken in prior years	18
Increases for positions related to the current year	298
Decreases for positions taken in prior years	(3)
Decreases for statutes lapsing	(80)
FX impact	(24)
Balance at December 31, 2018	$5,974

The change in unrecognized tax benefits primarily relates to prior year operating losses, certain research and development tax credits, and transfer pricing.

As of December 31, 2018 and 2017, the Company had $0.7 million and $0.8 million, respectively, of unrecognized tax benefits that, if recognized, will have an impact on the Company’s effective tax rate.

It is reasonably possible that the total amount of unrecognized tax benefits will change in 2019. Decreases in the unrecognized tax benefits will result from the lapsing of statutes of limitations and the possible completion of tax audits in various jurisdictions. Increases will primarily result from tax positions expected to be taken on tax returns for 2019 or unanticipated findings on tax audits of open years in various jurisdictions.

In accordance with its accounting policy, the Company recognizes interest and penalties related to income tax matters in the provision for income taxes; which were not considered material during 2018 and 2017.

The Company’s major taxing jurisdictions are U.S. Federal, California, the U.K. and India. In the normal course of the Company’s business, the Company is subject to income tax audits in various jurisdictions. Years 2008 to 2018 remain open to examination by certain of these major taxing jurisdictions.

The Company currently has income tax audits in progress in India and has accrued approximately $0.6 million in connection with these audits.

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Notes to Financial Statements

9.	Stockholders’ Equity (Deficit)

Common Stock

As discussed in Note 1, on November 16, 2017, the Company entered into a CSPA with Aspire Capital that allowed the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the CSPA, Aspire Capital purchased from the Company 186,769 shares of common stock for a total purchase price of $1.0 million. The Company also issued to Aspire Capital 84,046 commitment shares. Beyond the initial purchase, the Company, at its discretion, had the right to direct Aspire Capital to purchase additional shares. The total number of shares available to be issued to Aspire Capital was 1,334,175 shares without stockholder approval. By the end of the second quarter of 2018, the Company issued a total of 1,334,175 shares to Aspire Capital for $5.1 million and therefore cannot sell any additional shares under the current agreement.

Equity Incentive Plans

The Company has two stock plans that permit it to grant stock options, restricted stock awards and restricted stock units to employees (“Employee Plan”) and to directors (“Director Plan”). Stock options granted to employees generally vest 25% on the first anniversary of the grant date with the remainder vesting ratably over the remaining 36 months; stock options generally expire 10 years after the date of grant. Restricted stock awards give the recipient the right to receive shares upon the lapse of the instruments’ time and/or performance-based restrictions. The restricted stock awards with time-based restrictions are considered outstanding at the time of grant, as the holders are entitled to dividends and voting rights. Employees may surrender a portion of their award shares to satisfy minimum statutory tax withholding obligations with respect to the vesting of restricted stock awards. Restricted stock awards with only performance-based restrictions are not considered outstanding until the performance criteria have been met and therefore are not entitled to dividends or voting rights at the time of grant. The performance-based restricted stock awards vest upon the achievement of pre-defined financial performance goals.

During 2018, the Company granted a total of 420,000 shares of performance-based restricted stock awards. The release of the stock awards are tied to the Company meeting certain metrics for the full year 2018. If this performance condition is met, then shares will vest in full on February 28, 2019, otherwise all shares will be cancelled by February 28, 2019. The Company did not meet those metrics. See Note 14 for further details on performance-based restricted stock awards vested and released to remaining employees upon completion of the acquisition of the Company by Pareteum.

During 2015, the Company granted a total of 120,000 shares of performance-based restricted stock awards, which vest on different dates, based on targeted trailing four quarters revenue of Open Mobile. In 2016, 60,000 shares of those performance-based restricted stock awards were canceled. In 2017, 60,000 shares of those performance-based restricted stock awards were canceled. As of December 31, 2017, there were no outstanding awards solely based on performance.

During 2014, the Company granted a total of 42,000 shares of performance-based restricted stock awards that vest based on targeted quarterly revenue of Open Mobile which carry a service-condition to vest in full if performance has not been met at December 31, 2017; however, vesting will be accelerated upon the achievement of performance goals. None of the performance goals were met as of December 31, 2017 and 28,750 shares were canceled due to terminations while the remaining 13,250 shares were earned in full as of December 31, 2017.

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iPass Inc.

Notes to Financial Statements

The following table summarizes the stock option and restricted stock activity under the Plans for the indicated periods:

				Weighted	Number of	Weighted Average
			Weighted Average	Average Grant	Restricted Stock	Grant Date Fair
	Shares	Number of	Exercise	Date Fair	Awards and	Value
	Available	Options	Price per	Value per	Units	per
	for Grant	Outstanding	Share	Share	Outstanding	Share
Balance at December 31, 2016	1,407,041	868,029	$11.80	$-	81,583	$10.30
Authorized	-	-	-	-	-	-
Granted	(169,600)	164,600	12.20	6.30	5,000	14.00
Options Exercised	-	(17,593)	10.30	-	-	-
Restricted Stock Vested	-	-	-	-	(6,666)	12.00
Terminated/cancelled/forfeited	167,587	(107,588)	14.30	-	(60,000)	-
Balance at December 31, 2017	1,405,028	907,448	11.60	-	19,917	10.40
Authorized	-	-	-	-	-	-
Granted	(551,237)	77,600	3.70	2.20	473,637	3.70
Options Exercised	-	-	-	-	-	-
Restricted Stock Vested	-	-	-	-	(19,239)	14.80
Terminated/cancelled/forfeited	45,186	(74,094)	12.20	-	67	-
Balance at December 31, 2018	898,977	910,954	$10.91	$-	474,382	$3.70

During the year ended December 31, 2018, no options were exercised. The aggregate intrinsic value of options exercised was approximately $0.1 million for the year ended December 31, 2017.

The following table summarizes the stock options outstanding and exercisable by range of exercise prices as of December 31, 2018:

Options Outstanding				Options Exercisable
		Weighted Average	Weighted Average		Weighted-
Range of Exercise	Number	Remaining Contractual Life	Exercise Price per	Number	Average Exercise Price
Prices	Outstanding	(in Years)	Share	Exercisable	per Share
$1.79 - $6.20	103,275	9.13	$4.32	15,980	$4.74
$6.21 - $8.80	11,738	4.90	8.30	10,040	8.22
$8.81 - $9.00	217,626	6.13	9.00	208,322	9.00
$9.01 - $10.50	99,240	4.58	10.09	81,405	10.15
$10.51 - $11.70	39,670	5.27	10.89	36,857	10.91
$11.71 - $11.80	190,500	7.32	11.80	126,997	11.80
$11.81 - $13.57	106,926	7.89	12.64	57,608	12.68
$13.58 - $16.20	94,729	5.87	15.31	74,659	15.31
$16.21 - $23.20	44,250	6.01	19.78	32,794	20.47
$23.21 - $24.80	3,000	3.43	24.80	3,000	24.80
Total	910,954	6.66	$10.91	647,662	$11.39

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iPass Inc.

Notes to Financial Statements

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Options outstanding at December 31, 2018	910,954	$10.91	6.66	$-
Options vested and expected to vest at December 31, 2018	887,524	10.96	6.62	-
Options exercisable at December 31, 2018	647,662	$11.39	6.14	$-

Stock-Based Compensation

The following table sets forth the total stock-based compensation expense from operations included in the Company’s Consolidated Statements of Operations and Comprehensive Loss (in thousands):

Years Ended December 31,	2018	2017
Network operations	$50	$53
Research and development	143	183
Sales and marketing	216	212
General and administrative	860	906
Total	$1,269	$1,354

The following table sets forth the total stock-based compensation expense by award-type (in thousands):

Years Ended December 31,	2018	2017
Stock options	$1,121	$1,169
Restricted stock	129	122
Employee stock purchase plan	19	63
Total	$1,269	$1,354

As of December 31, 2018, there was $1.3 million of total unrecognized stock-based compensation expense related to stock options, net of expected forfeitures that will be recognized over the weighted average period of 2 years. As of December 31, 2018, there was $0.1 million of total unrecognized compensation cost related to the unvested restricted stock awards granted, net of expected forfeitures which is expected to be recognized over the remaining weighted average vesting period of 2 years.

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Notes to Financial Statements

Valuation Assumptions

The estimated fair value of stock options granted during the years ended December 31, 2018 and 2017, were calculated under the Black-Scholes option-pricing model, using the following weighted-average assumptions:

Year Ended December 31,	2018	2017
Risk-free rate	2.8%	1.97%
Expected dividend yield	-%	-%
Expected volatility	64%	56%
Expected term	5.8 years	5.7 years

Expected volatility is based on the historical volatility of the Company’s common stock. The expected term of stock options granted is based on the historical average expected term. The risk-free rate for periods within the expected term of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. During the year ended December 31, 2018 and 2017, the Company did not pay any cash dividends on its common stock and does not expect to pay cash dividends in the future.

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), the Company can grant stock purchase rights to all eligible employees during a one-year offering period with purchase dates at the end of each six-month purchase period (each April and October). As of December 31, 2018, the Company reserved 755,000 shares of common stock for issuance under the ESPP plan and approximately 432,000 shares remain available for future issuance. The ESPP plan permits employees to purchase common stock through payroll deductions of up to 15% on an employee’s compensation, including commissions, overtime, bonuses and other incentive compensation. The purchase price per share is equal to the lower of 85% of the fair market value per share at the beginning of the offering period, or 85% of the fair market value per share on the semi-annual purchase date. No participant may purchase more than 250 shares per offering or $25,000 worth of common stock in any one calendar year. During the years ended December 31, 2018 and 2017, 10,100 and 13,959 shares were purchased at average per share prices of $2.18, $8.26, respectively.

Compensation cost related to the Company’s employee stock purchase plan is calculated using the fair value of the employees’ purchase rights granted. The estimated fair value of employee purchase rights granted during the years ended December 31, 2018 and 2017 was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31,	2018	2017
Risk-free rate	2.58%	1.38%
Expected dividend yield	-%	-%
Expected volatility	103%	92%
Expected term	0.5 to 1 year	0.5 to 1 year

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Notes to Financial Statements

10.	Commitments and Contingencies

Lease and Purchase Commitments

The Company leases facilities under operating leases that expire at various dates through February 2021. Certain leases are cancellable prior to lease expiration dates. The terms of certain operating leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the respective lease periods and has accrued for rent expense incurred but not paid. Future minimum lease payments under these operating leases as of December 31, 2018, are as follows (in thousands):

Year Ended December 31,	Operating Leases
2019	$1,490
2020	1,242
2021	39
Total	$2,771

Rent expense for operating leases for the years ended December 31, 2018 and 2017, was $1.7 million each.

The Company has contracts with certain network service and other infrastructure providers which have minimum purchase commitments that expire on various dates through December 2020. Future minimum purchase commitments under these agreements as of December 31, 2018, are as follows (in thousands):

Year Ended December 31,	Minimum Purchase Commitments
2019	$2,596
2020	342
$2,938

Unclaimed Property Compliance

The Company has received notices from several states stating that they have appointed an agent to conduct an examination of the books and records of the Company to determine whether it has complied with state unclaimed property laws. In addition to seeking the turnover of unclaimed property subject to escheat laws, the states may seek interest, penalties, costs of examinations, and other relief. If the potential loss from any payment claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. While the Company is not able to estimate the possible payment, if any, it continues to work through this matter with the states and their appointed agents.

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Notes to Financial Statements

Legal Proceedings

The Company is involved in legal proceedings and claims arising in the ordinary course of business. While there can be no assurances as to the ultimate outcome of any litigation involving the Company, management does not believe any such pending legal proceeding or claim will result in a judgment or settlement that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. Certain indemnification agreements may not be subject to maximum loss clauses. If the potential loss from any indemnification claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, claims under such indemnification provisions have not been significant.

11.	Employee 401(k) Plan

The Company sponsors a 401(k) plan covering all employees. Matching contributions to the plan are at the discretion of the Company. During the years ended December 31, 2018 and 2017, there have been no employer contributions under this plan.

12.	Segment and Geographic Information

The Company has one reportable operating segment, Mobile Connectivity Services. The Company’s Mobile Connectivity Services offer a standard cloud-based solution allowing the Company’s customers and their users access to the Company’s global Wi-Fi network.

The following table summarizes total Company revenue from operations by country or by geographical region:

For the Year Ended December 31,	2018	2017
United States	51%	47%
Europe, Middle East and Africa	41%	45%
Asia Pacific	4%	5%
Rest of the world	4%	3%

No individual country, except for the United States and Germany, accounted for 10% or more of total revenue for the years ended December 31, 2018 and 2017. Revenue in Germany accounted for 11% and 16% of total revenue in 2018 and 2017, respectively. No customer accounted for 10% of total revenue for the year ended December 31, 2018. One customer, a channel reseller, accounted for 11% of total revenue for the year ended December 31, 2017.

13.	Related Parties

In the normal course of business, the Company entered into a service agreement with Tech Data Corporation, a related party due to a family relationship between executives of both companies which the Company believes constituted a related party as defined by ASC 850, Related Party Disclosures. Tech Data Corporation provided services for approximately $0.3 million and received payments of approximately $0.2 million during the year ended December 31, 2018. Transactions involving related parties cannot be presumed to be carried out at arm’s length.

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iPass Inc.

Notes to Financial Statements

See Note 14 for details on transactions between the Company and Pareteum.

14.	Subsequent Events

On November 12, 2018, the Company signed a definitive agreement to be acquired by Pareteum in an all-stock deal whereby shareholders of the Company will receive 1.17 shares of Pareteum common stock for each share of the Company’s common stock. On February 12, 2019, the acquisition was finalized and the Company became a wholly-owned subsidiary of Pareteum. Upon completion of the acquisition, 400,000 performance-based restricted stock awards were deemed vested and released as per the terms of the definitive agreement. The Company’s ESPP was terminated upon completion of the acquisition. For the year ended December 31, 2018, the Company recognized $1.9 million in revenue from a sales contract with Pareteum and had an accounts receivable balance of $1.0 million as of December 31, 2018.

On February 12, 2019, the Company signed an amendment to the Credit Agreement with Fortress and obtained a waiver on default from a change in control. On February 28, 2019, Pareteum Corporation paid off the debt with Fortress in full.

Management has evaluated events subsequent to December 31, 2018, through the date of the report for other transactions and events that may require adjustment of and/or disclosure in such financial statements and noted no additional significant subsequent events that require disclosure.

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